UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 24, 2003
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)		02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 9. Regulation FD Disclosure.

On April 24, 2003 the registrant issued the following press release announcing financial results for the first quarter of 2003. This press release is included in its entirety in Item 9 of this Form 8-K in order to satisfy the requirements of the new Item 12.

CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: FD Morgen-Walke Cara O'Brien/Melissa Myron Press: Claudine Cornelis/Stephanie Sampiere 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS FIRST QUARTER RESULTS
Lincoln, RI - April 24, 2003 - A.T. Cross Company (AMEX: ATX), today announced financial results for the first quarter ended March 29, 2003.
First Quarter Results
*

Net sales were $26.0 million compared to $27.5 million last year reflecting an 8% increase in sales to the corporate gift channel offset by an 11% decrease in retail sales. Due to the weak consumer spending pattern, domestic writing instrument sales declined 8% and international writing instrument sales declined 3%. OEM revenue declined 6% as compared to the same period last year.

* Gross margin was 51.3% versus 52.1% in the prior year period, primarily due to the revenue decline and product mix.
*

Selling, general and administrative expenses of $12.0 million were 2% less than last year. Included in the first quarter of 2003 were approximately $300,000 of expenses associated with closing the sales and marketing office in Ireland and consolidating this operation into the existing U.K. subsidiary.

* Net income was $151,000, or $0.01 per share, compared to $604,000, or $0.04 per share, in the first quarter of 2002.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "While our top line performance was impacted by a difficult economic environment, we made progress towards our long-term goals. A major effort included the February launch of our branded accessories line. We are pleased with the initial reaction the products have received. Distribution by the end of March exceeded our initial goal of 600 doors."

"Additionally, we were very focused on identifying opportunities to diversify our revenue stream by offering our consumers new and complementary product categories that embody the same commitment to quality, innovation and self-expression for which Cross is known. As evidenced by our recent announcement, we identified Costa Del Mar, with its line of high-quality, polarized sunglasses, as a strong partner to accomplish these goals. We are excited about the opportunity to leverage our existing global distribution channels and operating expertise to grow and develop the Costa Del Mar brand."

Mr. Whalen concluded, "Finally, we continue to be proactive and make progress toward solidifying holiday programs with our office superstore accounts. In addition, we are furthering our commitment to bring innovation to our core quality writing instrument business. We are preparing to launch several exciting new quality writing instruments in the second and third quarters and have developed several value added gift items for the holiday season. We are confident that the investments and strategic initiatives that we are currently undertaking will gain traction and greatly contribute to the long-term value of A.T. Cross."

During the first quarter, the Company repurchased 260,000 shares of its Class A common stock for approximately $1.4 million.

The Company's management will host a conference call tomorrow, April 25, 2003, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's web site at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on April 25th through May 2nd at 1-800-938-2796 or 1-402-220-9030.

Building on the rich tradition of its award-winning writing instruments and reputation for American innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in the retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to business accessories, sunglasses, new writing instrument products, new consumer targets, programs with office superstores, a diversification of the Company's revenue stream and an expectation that the Company's existing distribution channels remain stable). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to launch new products successfully, the ability to successfully operate a new line of business, existing and new consumers' reaction to the Company's writing instrument products, consumer reaction to the Company's ability to transfer its brand beyond writing instruments and the Company's ability to maintain its existing distribution channels, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 24, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A.T. CROSS COMPANY CONSOLIDATED SUMMARY OF OPERATIONS (in thousands, except per share amounts) (unaudited)
		Three Months Ended
		March 29, 2003	March 30, 2002
	Net sales	$ 26,016	$ 27,480
	Cost of goods sold	12,660	13,154
	Gross Profit	13,356	14,326
	Selling, general and administrative expenses	11,974	12,208
	Research and development expenses	548	564
	Service and distribution costs	685	718
	Operating Income	149	836
	Interest and other	83	93
	Income from Continuing Operations, Before Income Taxes	232	929
	Income tax expense	81	325
	Net Income	$ 151	$ 604

	Basic and diluted earnings per share	$ 0.01	$ 0.04

	Weighted average shares outstanding	15,301	16,229

Sales Data:	Americas	$ 12,864	$ 13,936
	Europe, Middle East and Africa	6,850	7,017
	Asia Pacific	4,675	4,804
	New Business Development	871	1,689
	Digital Pens - Other	756	34
	Total Net Sales	$ 26,016	$ 27,480

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Assets	March 29, 2003	March 30, 2002
	Cash and cash equivalents	$ 11,317	$ 14,633
	Short-term investments	6,905	8,875
	Accounts receivable	20,404	20,659
	Inventories	15,559	15,082
	Deferred income taxes	4,345	5,278
	Other current assets	4,963	3,051
	Total Current Assets	63,493	67,578
	Property, plant and equipment, net	27,124	29,200
	Goodwill	3,944	3,944
	Deferred income taxes	2,464	2,376
	Intangibles and other assets	2,705	2,077
	Total Assets	$ 99,730	$ 105,175
	Liabilities and Shareholders' Equity
	Current liabilities	$ 25,704	$ 27,997
	Accrued warranty costs	1,887	3,540
	Shareholders' equity	72,139	73,638
	Total Liabilities and Shareholders' Equity	$ 99,730	$ 105,175

For information at A.T. Cross, contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com			4890-1Q-03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date April 24, 2003	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer